UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2014

ING U.S., INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35897	No. 52-1222820
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

230 Park Avenue New York, New York	10169
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 309-8200

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 14, 2014 ING U.S., Inc. (“the Company”) amended and restated the terms of the Revolving Credit Agreement (the “Original Credit Agreement”), dated as of April 20, 2012 (and filed as Exhibit 10.11 to the Company’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-184847) filed on January 23, 2013), by entering into an Amended and Restated Revolving Credit Agreement (the “Amended and Restated Credit Agreement”) with a syndicate of substantially the same banks as those who participated in the Original Credit Agreement.

The Amended and Restated Credit Agreement modifies several of the terms of the Original Credit Agreement including extending the term of the agreement to February 14, 2018 and reducing the total borrowing capacity to $3.0 billion. ING Bank, a subsidiary of the Company’s majority shareholder, acted as Joint Lead Arranger, Joint Book Manager and Documentation Agent and received $0.8 million for its services and participation in the syndicate.

Availability

Under the terms of the Amended and Restated Credit Agreement, an aggregate amount of up to $3.0 billion is available for issuances of letters of credit, with up to a $750 million sublimit of that $3.0 billion available for direct borrowings.

Repayment

The Amended and Restated Credit Agreement matures on February 14, 2018, and any direct borrowing amount still outstanding will be due in full immediately on that date and any letter of credit obligation still outstanding as of that date must be cash collateralized until no such obligations are outstanding. The Amended and Restated Credit Agreement may be pre-paid at any time in whole or in part without premium or penalty, subject to breakage fees in the event of a prepayment of a Eurodollar Rate Loan other than at the end of the applicable interest period. In most circumstances, amounts repaid or prepaid (whether voluntary or otherwise) may be re-borrowed, subject to certain conditions precedent to borrowing. The unutilized portion of any commitment under the Amended and Restated Credit Agreement may be reduced or terminated by us at any time without penalty.

Interest Rates and Fees

Each Eurodollar Rate Loan under the Amended and Restated Credit Agreement bears interest on the outstanding principal amount owing at a rate equal to LIBOR plus the applicable rate described below. A Base Rate Loan under the Amended and Restated Credit Agreement bears interest at a rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its ‘prime rate’ and (c) the Eurodollar Rate plus 1.00% plus, in each case, the applicable rate described below. The Company pays a fee based on the face value of letters of credit using the applicable rates below.

In addition, the Company pays a commitment fee calculated by multiplying the applicable rate listed in the table below by the unused capacity available under the Amended and Restated Credit Agreement.

The applicable rate means a percentage per annum to be determined in accordance with the following Debt Rating based pricing grid.

Debt Ratings S&P/Moody’s	Commitment Fee	Letters of Credit	Eurodollar Rate +	Base Rate +
≥ A- / A3	0.150%	1.125%	1.250%	0.250%
BBB+ / Baa1	0.175%	1.250%	1.375%	0.375%
BBB / Baa2	0.225%	1.500%	1.625%	0.625%
BBB- / Baa3	0.300%	1.750%	1.875%	0.875%
< BBB- / Baa3	0.400%	2.125%	2.250%	1.250%

Guarantee

Lion Connecticut Holdings Inc., the Company’s wholly-owned subsidiary, has provided a guarantee to the Lenders in connection with the obligations owed under the Amended and Restated Credit Agreement.

Covenants

The Amended and Restated Credit Agreement contains negative covenants customarily included in a loan agreement of this type, including restrictions on (i) the granting of liens, (ii) the incurrence of indebtedness, (iii) the sale of assets and (iv) restricted payments. In addition, the Amended and Restated Credit Agreement also contains certain financial covenants, including a requirement to maintain a minimum “net worth” (as defined the Amended and Restated Credit Agreement) of $9 billion, with adjustments for future equity issuances.

The Amended and Restated Credit Agreement requires us to deliver our financial statements to the Administrative Agent for distribution to each lender (if they are not posted on EDGAR), and to observe (and cause certain of our subsidiaries to observe) certain affirmative covenants subject to materiality and other customary and agreed exceptions. These affirmative covenants include (i) payment of obligations, (ii) preservation of corporate existence and maintenance of assets (including intellectual property rights and relevant licenses), (iii) maintenance of properties, (iv) maintenance of insurance, (v) maintenance of books and records, (vi) inspection rights and (vii) use of proceeds.

Events of Default

The Amended and Restated Credit Agreement sets out certain customary events of default (subject to applicable grace periods) including for, but not limited to, non-payment, breach of certain covenants, breach of representations or warranties, cross default of certain other Indebtedness and the occurrence of an ERISA Event. A Change of Control (as defined in the Amended and Restated Credit Agreement) will constitute an event of default.

Incorporation by Reference

A copy of the Amended and Restated Credit Agreement is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated into this Section 1.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Amended and Restated Revolving Credit Agreement dated as of February 14, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ING U.S., Inc.
(Registrant)

By:	/s/ Harris Oliner
Name:	Harris Oliner
Title:	Senior Vice President and Corporate Secretary

Dated: February 21, 2014